                                                                Exhibit 10.1.4.a

The Company's Non-Qualified Stock Option Agreement with Dr. Raj Reddy, originally scheduled to expire October 17, 1993, was previously extended for an additional five year term ending October 17, 1998 at the same $14.625 exercise price per share at which the option was originally granted. On September 15, 1998, the option agreement was further extended to an expiration date of October 17, 2003 while continuing the original exercise price. On September 22, 1999, the option agreement was further amended to permit the exercise of the option for a period of three years from the date Dr. Reddy ceases to be a director of the Company, without any distinction as to whether that occurs by reason of death, disability or otherwise. On January 18, 2000, the option agreement was further amended to permit the transfer of the option, in whole or any part, to the same extent and on and subject to the same terms and conditions, and the exercise of any transferred portion thereof by the transferee, as if the option were one granted under the Company's 1990 Stock Option Plan for Non-Employee Directors as in effect from time to time.